Exhibit 23.4

February 27, 2024

The Boards of Directors

Fidelity Bank

FB BANCORP, INC.

353 Carondelet Street

New Orleans, LA 70130

Members of the Boards:

We hereby consent to the use of our firm’s name in the Pre- Effective Amendment No. 1 to the Registration Statement on Form S-1 and any further amendments thereto, to be filed by Mercer Bancorp, Inc., with the Securities and Exchange Commission. We also hereby consent to the inclusion of, summary of and references to our appraisal, our appraisal update report and our statement concerning subscription rights and liquidation rights in such filings, including the prospectus of FB BANCORP, INC. and being named as an expert in the Prospectus.

Sincerely,

FINPRO CAPITAL ADVISORS, INC.

46 East Main Street • Suite 303 • Somerville, NJ 08876 • 908.234.9398 • www.finprocapitaladvisors.com

FinPro Capital Advisors, Inc. (Member FINRA/SIPC) is a wholly owned subsidiary of FinPro, Inc.